Exhibit 99.1

NEWFIELD EXPLORATION COMPANY TO SELL
ASSETS IN OKLAHOMA’S CHEROKEE BASIN FOR $128 MILLION
Newfield adds additional natural gas hedges for 2008

FOR IMMEDIATE RELEASE

Houston - August 3, 2007 -- Newfield Exploration Company (NYSE: NFX) today announced the signing of a purchase and sale agreement to sell all of its coal bed methane assets in the Cherokee Basin of northeastern Oklahoma to Constellation Energy Partners (NYSE:CEP) for $128 million. The sale is expected to close in the third quarter of 2007.

Current net production is approximately 10 MMcf/d. The transaction includes the sale of more than 650 producing wells, Newfield’s interests in approximately 80,000 net acres and a gas gathering system. Newfield entered this region in 2004 through the purchase of assets from two private companies.

Newfield’s production guidance (issued July 25) accounted for this and other anticipated divestitures and remains 240 - 253 Bcfe in 2007 and 215 - 230 Bcfe in 2008.

The Company’s previously announced divestiture packages include its Gulf of Mexico shelf assets (expected to close in early August), its assets in the U.K. North Sea and Bohai Bay, China, and other select properties in Texas and the Mid-Continent. Proceeds from these sales will be used to pay down debt and fund capital expenditures.

Natural Gas Hedging Update: Taking advantage of the recent moves in natural gas futures, Newfield has added additional hedges since the Company’s last update on July 25. Newfield added fixed positions for April 2008 - October 2008 of 60 MMcf/d at an average of $8.22 per Mcf. Approximately 45% of the Company’s expected production for this period is now hedged. A complete hedging position update can be found in the @NFX publication on Newfield’s home page at http://www.newfield.com.

Simmons & Company International and Griffis & Associates LLC acted as financial advisors in connection with Newfield’s Cherokee Basin asset sale.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia, the U.K. North Sea and China.

**The statements set forth in this release regarding the expected timing of asset sales are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. The sale of Newfield’s Cherokee Basin Assets (and the sale of its Gulf of Mexico shelf assets) is subject to customary closing conditions. Completion of Newfield’s other proposed divestitures is subject to Newfield receiving offers that it considers acceptable for the properties.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com